Exhibit 99.1

Trend Sheet for GAAP Statement of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	Jan 31, 2008	Oct 31, 2007	July 31, 2007	April 30, 2007	Jan 31, 2007	Oct 31, 2006	July 31, 2006	Apr 30, 2006
Income Statement
Net revenues	$74,118	$75,519	$62,659	$60,380	$76,850	$66,003	$59,315	$56,753
Hardware revenues	16,066	17,240	6,199	2,293	19,890	13,476	6,503	1,719
Cost of hardware revenues	23,885	29,114	28,271	10,648	43,534	31,925	21,607	15,146
Service and Technology revenues	$58,052	$58,279	$56,460	$58,087	$56,960	$52,527	$52,812	$55,034
Service revenues	51,025	52,940	53,376	54,155	53,543	49,000	49,430	46,951
Technology revenues	7,027	5,339	3,084	3,932	3,417	3,527	3,382	8,083
Cost of service & technology revenues	$17,271	$15,650	$13,760	$13,662	$15,921	$13,826	$12,629	$17,801
Cost of service revenues (1)	12,019	10,738	10,064	10,155	12,445	10,820	9,628	10,435
Cost of technology revenues (1)	5,252	4,912	3,696	3,507	3,476	3,006	3,001	7,366
Gross margin of service & technology revenues	$40,781	$42,629	$42,700	$44,425	$41,039	$38,701	$40,183	$37,233
Operating expenses
Research and development (1)	$15,416	$14,049	$15,070	$14,245	$12,755	$12,221	$12,891	$12,861
Sales and marketing (1)	7,336	5,967	5,381	5,303	6,784	5,450	5,439	4,847
Sales and marketing, subscription acquisition costs	7,195	9,050	9,015	5,790	9,915	5,016	3,053	2,783
General and administrative (1)	10,234	11,106	10,392	11,222	8,852	9,811	11,091	15,059
Interest and other income (expense)	$883	$1,173	$1,540	$1,333	$1,418	$1,158	$959	$1,059
Provision for income tax	(22)	—	—	(8)	(17)	(4)	(12)	(19)
Net income (loss)	(6,358)	(8,244)	(17,690)	835	(19,510)	(11,092)	(6,448)	(10,704)
Net income (loss) per basic and diluted common share	$(0.06)	$(0.08)	$(0.18)	$0.01	$(0.20)	$(0.12)	$(0.07)	$(0.13)
Weighted average common shares outstanding - basic	98,518	97,611	97,084	96,829	96,415	91,930	85,978	85,134
Weighted average common shares outstanding - diluted	98,518	97,611	97,084	98,047	96,415	91,930	85,978	85,134
Balance Sheet & Cash Flow
Cash & cash equivalents, and short-term investments	$99,106	$82,458	$97,629	$101,784	$128,765	$106,965	$75,118	$92,351
Net cash provided by (used in) operating activities (YTD)	(32,090)	(44,523)	(29,906)	(26,213)	(33,507)	(55,212)	(32,796)	(14,150)

(1) Includes Stock-based compensation expenses as follows:	$5,697	$7,260	$5,242	$4,640	$3,979	$4,083	$3,563	$3,087
Cost of services revenues	216	178	178	157	117	129	130	94
Cost of technology revenues	729	726	504	463	338	236	243	203
Research and development	1,934	1,797	1,967	1,628	1,419	1,608	1,451	1,118
Sales and marketing	737	660	332	476	385	474	450	340
General and administrative	2,081	3,899	2,261	1,916	1,720	1,636	1,289	1,332

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